FOURTH AMENDMENT TO FIFTH RESTATED CREDIT AGREEMENT

     This Fourth Amendment to Fifth Restated Credit Agreement (this "Fourth Amendment") is entered into as of the 4th day of April, 1996 to be effective as of the Effective Date (as herein defined), by and among Snyder Oil Corporation ("Borrower"), NationsBank of Texas, N.A., as Agent ("Agent"), and NationsBank of Texas, N.A., Bank One, Texas, N.A., Wells Fargo Bank, N.A. and Texas Commerce Bank National Association as Banks (the "Banks").

                   W I T N E S E T H:

     WHEREAS, Borrower, Agent and the Banks are parties to that certain Fifth Restated Credit Agreement dated as of June 30, 1994, as amended by that certain (i) letter agreement by and among Borrower and the Banks dated as of May 1, 1995, (ii) Second Amendment to Fifth Restated Credit Agreement by and among Borrower, Agent and the Banks dated as of June 30, 1995, and (iii) Third Amendment to Fifth Restated Credit Agreement by and among Borrower, Agent and the Banks dated as of November 1, 1995 (as amended, the "Credit Agreement") (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement); and

     WHEREAS, pursuant to the Credit Agreement the Banks have made certain Loans to Borrower, and Agent has issued certain Letters of Credit on behalf of Borrower; and

     WHEREAS, Borrower has requested that the Credit Agreement be amended in certain respects; and

     WHEREAS, subject to the terms and conditions herein contained, the Banks have agreed to Borrower's request.

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower, Agent and each Bank hereby agree as follows:

     Section 1. Amendments. Subject to the satisfaction of each condition precedent set forth in Section 3 hereof and in reliance on the representations, warranties, covenants and agreements contained in this Fourth Amendment, the Credit Agreement shall be amended effective as of April 15, 1996 (the "Effective Date") in the manner provided in this Section 1.

     1.1.     Modification of Article I - Definitions.

          1.1.1.          Section 1.1 of Article I of the Credit
Agreement shall be amended by amending the definitions therein of the following terms to read in their entirety as set forth below:

          "Consolidated Cash Flow" means, with respect to Borrower for a time period, consolidated net income of Borrower for such time period as set forth in the financial statements delivered pursuant to
Section 8.1 (a) exclusive of net gain or loss (after provision for Taxes) on the sale of assets, other than production sold in the ordinary course of business, during such time period, (b) exclusive of income attributable to any Subsidiary which is an Exempt Subsidiary as of the last day of such time period, except to the extent of dividends actually received by Borrower or a Restricted Subsidiary from such Exempt Subsidiary during such time period, (c) exclusive of income attributable to assets which are not owned beneficially and of record by Borrower or a Restricted Subsidiary as of the last day of such time period, (d) plus or minus, as appropriate, changes in deferred Taxes with respect to such time period, and (e) plus depreciation, depletion, amortization of principal and other non-cash charges for such time period.

          "Consolidated Subsidiary" or "Consolidated Subsidiaries" means, for any Person at any time, subject to Section 1.2 hereof, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements at such time.

          "Debt" of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capital lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, and (f) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (e) preceding. "Debt" shall not include (i) economic interests which are to be received by third parties in the future after recovery of a fixed amount of hydrocarbons and accompanying elements or the proceeds therefrom so long as such economic interests are properly deducted from the calculation of reserves contained in the Reserve Report, (ii) obligations under the WYGAP Lease, (iii) obligations under Guarantees of Debt and other obligations of Unrestricted Subsidiaries which are permitted pursuant to Section 9.2, including to the extent permitted under Section 9.2, obligations under the OPIC Guaranty, and (iv) obligations of the type described in clause (a) through (f) preceding with respect to which Patina and its Subsidiaries are the only obligors.

          "Facility A Termination Date" means December 31, 2000;
provided, that the Facility A Termination Date may be extended by Banks from time to time in their sole discretion pursuant to Section
2.8 hereof.

          "Facility B Termination Date" means April 3, 1997; provided that the Facility B Termination Date may be extended by Banks from time to time in their sole discretion pursuant to Section 2.9 hereof.

          "Loan Papers" means this Agreement, the Letter Agreement, the Second Amendment, the Third Amendment, the Fourth Amendment, the Notes, the Mortgages, the Restricted Subsidiary Guarantees and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

          "Restricted Subsidiaries" means, initially, the Subsidiaries of Borrower listed on Schedule 1 attached hereto other than SOCO International, Inc. and Thomasville Energy Corporation and the Subsidiaries of SOCO International, Inc. and Thomasville Energy Corporation; provided, that, from and after the consummation of the Patina Transaction, SWAT shall not be a Restricted Subsidiary for purposes of this Agreement and the other Loan Papers. "Restricted Subsidiary" shall also refer to any other Subsidiary of Borrower which Required Banks and Borrower have, in their sole discretion, designated in writing a Restricted Subsidiary.

          1.1.2.          Section 1.1 of Article I of the Credit
Agreement shall be amended by adding, in alphabetical order, the following new definitions:

          "DJ Dissolution Agreement" means that certain Agreement for Dissolution of Limited Partnership Agreement dated as of March 12, 1996 by and among SWAT, SSB Investments, Inc. and Fidelity
Properties, Inc. regarding the dissolution and termination of DJ
Partners, L.P.

          "DJ Properties" means the oil and gas properties owned beneficially or of record by DJ Partners, L.P. as of March 11, 1996 which are to be (a) conveyed to SWAT pursuant to the DJ Dissolution Agreement, (b) conveyed in part, from SWAT to SOCO, and (c) conveyed from SWAT and SOCO to DJGI pursuant to the DJ Purchase Agreements (subject to the reservation in favor of Borrower and SWAT of the DJ Production Payments).

          "DJ Production Payments" means the SWAT/DJ Production
Payment and the SOCO/DJ Production Payment.

          "DJ Purchase Agreements" means the SWAT/DJGI Purchase
Agreement and the SOCO/DJGI Purchase Agreement.

          "DJ Transaction Documents" means the DJ Dissolution Agreement, the DJ Purchase Agreements and all other material documents, instruments and agreements executed and delivered, or to be executed and delivered by, among or between Borrower, SWAT, DJ Partners, L.P., DJGI, Fidelity Properties, Inc., SSB Investments, Inc., Bald Prairie, Inc., Fontenelle, Inc., or FMR Corp. pursuant to the DJ Dissolution Agreement or either DJ Purchase Agreement or in connection with the transactions contemplated thereby.

          "DJ Transactions" means collectively, (a) the dissolution and termination of DJ Partners, L.P. pursuant to the DJ Dissolution Agreement including the conveyance of the DJ Properties to SWAT, (b) the conveyance by SWAT to Borrower of part of the DJ Properties, and
(c) the sale by SWAT and Borrower to DJGI of the DJ Properties pursuant to the DJ Purchase Agreements, subject to the reservation in favor of SWAT and Borrower of the DJ Production Payments.

          "DJGI" means DJ Gas Investments, LLC, a Delaware limited liability company.

          "Fourth Amendment" means that certain Fourth Amendment to Fifth Restated Credit Agreement dated as of April 4, 1996, by and among Borrower, Agent and the Banks.

          "Gerrity" means Gerrity Oil & Gas Corporation, a Delaware corporation.

          "Patina" means Patina Oil & Gas Corporation, a Delaware corporation and a Subsidiary of Borrower. Patina is an Unrestricted Subsidiary and an Exempt Subsidiary for purposes of this Agreement and the other Loan Papers.

          "Patina Ancillary Agreements" means the Registration Rights Agreement, the Cross-Indemnification Agreement, the Corporate Services Agreement and the Business Opportunity Agreement to be entered into between Borrower and Patina pursuant to the Patina Merger Agreement, each of which shall be substantially in the form of the applicable exhibit attached to the Patina Merger Agreement.

          "Patina Contribution" shall mean the contribution by Borrower to Patina pursuant to the Patina Merger Agreement of (a) the issued and outstanding capital stock of SWAT, and (b) the other assets owned by Borrower and its Subsidiaries which constitute the "Business" as such term is defined in the Patina Merger Agreement, including, without limitation, the SWAT/DJ Production Payment.

          "Patina Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of March 20, 1996 by and among Borrower, Patina, Gerrity and Patina Merger Corporation, a Delaware corporation which is a wholly owned Subsidiary of Patina.

          "Patina Transaction Documents" means the Patina Merger Agreement, the Patina Ancillary Agreements and all other material documents, instruments and agreements executed and delivered, or to be executed and delivered by, among or between Patina, Borrower, SWAT, Gerrity or any of their respective Subsidiaries pursuant to the Patina Merger Agreement or in connection with the transactions contemplated thereby.
                        4


          "SOCO/DJ Production Payment" means the production payment and other rights with respect to the SOCO/DJ Properties to be reserved in favor of SOCO pursuant to the SOCO/DJGI Purchase
Agreement.

          "SOCO/DJ Properties" means the DJ Properties to be conveyed by SOCO to DJGI pursuant to the SOCO/DJGI Purchase Agreement, subject to the reservation in favor of SOCO of the SOCO/DJ Production
Payment.

          "SOCO/DJGI Guaranty" means the SOCO Guaranty Agreement to be executed by SOCO in favor of DJGI pursuant to the SWAT/DJGI
Purchase Agreement.

          "SOCO/DJGI Purchase Agreement" means that certain Purchase and Sale Agreement dated as of March 12, 1996 by and between SOCO and DJGI.

          "SWAT/DJ Production Payment" means the production payment and other rights with respect to the SWAT/DJ Properties to be reserved in favor of SWAT pursuant to the SWAT/DJGI Purchase
Agreement.

          "SWAT/DJ Properties" means the DJ Properties to be conveyed by SWAT to DJGI pursuant to the SWAT/DJGI Purchase Agreement, subject to the reservation in favor of SWAT of the SWAT/DJ Production
Payment.

          "SWAT/DJGI Purchase Agreement" means that certain Purchase and Sale Agreement dated as of March 12, 1996 by and between SWAT and DJGI.

     1.2. Modification of Section 1.2. Section 1.2 of the Credit Agreement shall be amended to read in full as follows:

          "SECTION 1.2.     Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to the Banks except for changes concurred in by Borrower's independent certified public accountants and which are disclosed to the Agent on the next date on which financial statements are required to be delivered to the Banks pursuant to Section 8.1(a) or (b); provided that, unless Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; and provided, further that, notwithstanding that generally accepted accounting principles may require or permit the consolidation of the accounts of Patina and its Subsidiaries with those of Borrower, (a) Patina and its Subsidiaries shall not be considered Consolidated Subsidiaries for purposes of this Agreement, and (b) no amount attributable to the assets, liabilities or results of operations of Patina shall be considered for purposes of the provisions of Article X hereof or the definitions related thereto other than the value of Borrower's investment in the capital stock of Patina (determined in accordance with the equity method) which may be considered an asset of Borrower solely for purposes of calculating Borrower's Consolidated Tangible Net Worth.

     1.3.     Modification of Section 4.6.  Section 4.6. of the
Credit Agreement shall be amended to read in its entirety as follows:

          "SECTION 4.6. Borrowing Base Effective Upon Effectiveness of the Fourth Amendment. Notwithstanding anything to the contrary contained herein, the Facility A Borrowing Base and the Facility B Borrowing Base in effect during the period commencing on April 15, 1996 and continuing until the first Determination thereafter shall be $125,000,000 and $100,000,000 respectively; provided, that the Facility A Borrowing Base and the Facility B Borrowing Base otherwise in effect pursuant to this Section 4.6 shall reduce by (a) an amount determined by the Banks (in accordance with the procedures for redetermining the Facility A and Facility B Borrowing Bases set forth in Section 4.2) in connection with any sale of any of the Rockies Properties permitted pursuant to Section 9.5, and (b) by $50,000,000 and $50,000,000, respectively, upon consummation of the Patina Contribution. Simultaneously with the consummation of any sale of any of the Rockies Properties, Borrower shall make a mandatory prepayment of the principal of the Facility A Loans and the Facility B Loans in an amount sufficient to reduce the aggregate outstanding principal balance of all Facility A Loans and Facility B Loans to an amount equal to or less than the Facility A Borrowing Base and Facility B Borrowing Base as hereby reduced. Simultaneously with the consummation of the Patina Contribution, Borrower shall make a mandatory prepayment of the principal of the Facility A Loans and Facility B Loans in an amount sufficient to reduce the aggregate outstanding principal balance of all Facility A Loans and all Facility B Loans to an amount equal to or less than the Facility A Borrowing Base and the Facility B Borrowing Base, respectively, as hereby reduced.

     1.4. Addition of Sections 5.4 and Section 5.5. Article V of the Credit Agreement shall be amended to include new Sections 5.4 and
5.5 which shall read in their entirety as follows:

          "SECTION 5.4     Release of DJ Partners Collateral.  Each
Bank agrees that from and after the earlier of the consummation of DJ Transactions or the Patina Contribution, and provided that such transactions and/or contribution are consummated on or before June 30, 1996, the Liens in favor of Agent required by clauses
(a)(i)(A)(D)(E) and (F) of Section 5.1 shall no longer be required, and Agent is hereby authorized to execute, deliver and file of record appropriate releases of such Liens.

          "SECTION 5.5     Release of SWAT Stock and Guaranty.  Upon
consummation of the Patina Contribution and satisfaction of each condition set forth in Section 9.2(g), (a) SWAT shall be automatically designated an Unrestricted Subsidiary and an Exempt Subsidiary without the necessity of any further act on the part of Borrower, SWAT or any Bank, (b) the Guarantee of the Obligations executed by SWAT pursuant to Section 5.3 shall be canceled and released, and (c) the Lien in favor of Agent encumbering the capital stock of SWAT pursuant to Section 5.1(a)(i)(C) shall be released (and Agent is hereby authorized to execute, deliver and file of record appropriate releases of such Lien and to take such other action as shall be necessary to evidence such release, including, without limitation, the release to Borrower of all certificates in Agent's possession evidencing the issued and outstanding capital stock of
SWAT).

     1.5. Modification of Section 9.2. Section 9.2 of the Credit Agreement shall be amended to read in its entirety as follows:

          "SECTION 9.2. Restricted Payments. Neither Borrower nor any Restricted Subsidiary, nor DJ Partners, L.P. will declare or make any Restricted Payment; provided, that, so long as no Default or Event of Default, Borrowing Base Deficiency or noncompliance with
Section 10.4 exists (without giving effect to the cure periods provided by Section 4.4 or 10.4), and provided further that no Default or Event of Default, Borrowing Base Deficiency or non compliance with Section 10.4 would result from such Restricted Payment (without giving effect to the cure periods provided by Section 4.4 or 10.4), Borrower, Restricted Subsidiaries and DJ Partners, L.P. may (a) make Restricted Payments in an aggregate amount (measured cumulatively from March 31, 1993) not to exceed the sum of the following (i) $10,000,000, plus (ii) the net cash proceeds to Borrower from all equity offerings completed by Borrower of Borrower's equity securities after March 31, 1993, plus (iii) all cash Distributions actually received by Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries after March 31, 1993, plus
(iv) fifty percent (50%) of Borrower's Consolidated Cash Flow earned on or after March 31, 1993, (b) declare and make a Qualified Redemption of the First Issue, (c) declare and make a Qualified Redemption of the Second Issue, (d) declare and make a Qualified Redemption of the Third Convertible Debentures, (e) issue the First Convertible Debentures in exchange for the First Preferred Stock, (f) issue the Second Convertible Debentures in exchange for the Second Preferred Stock, and (g) make the Patina Contribution pursuant to the Patina Merger Agreement; provided, that (i) simultaneously with the consummation of the Patina Contribution, Borrower shall be released from the SOCO/DJ Guaranty, (ii) simultaneously with the Patina Contribution, Patina shall assume and repay in full $75,000,000 of the principal amount of Loans outstanding hereunder, (iii) the Patina Contribution shall be completed on or before June 30, 1996, and (iv) Patina and Gerrity shall have entered into financing agreements necessary to refinance all indebtedness of Patina and Gerrity required to be refinanced in connection with the transactions contemplated by the Patina Merger Agreement (including the Debt of Borrower required to be assumed and repaid by Patina pursuant hereto) and all conditions precedent to the funding of such refinancing shall have been satisfied; and provided, further that simultaneously with the consummation of the Patina Contribution, subsection (a) of this
Section 9.2 shall be automatically amended, without the necessity of any further action by Borrower, Agent or any Bank to (i) delete" $10,000,000" in clause (i) of such Subsection (a) and replace such amount with "$75,000,000" and (iii) delete the date "March 31, 1993" in each place it appears in such subsection (a) and replace such date each time it appears with "January 1, 1996."

     1.6. Modification of Section 9.5. Section 9.5 of the Credit Agreement shall be amended to read in its entirety as follows:

          "SECTION 9.5. Asset Dispositions. Except as herein provided, neither Borrower, any Restricted Subsidiary nor DJ Partners, L.P. shall sell, lease, abandon or otherwise transfer any of its assets to any other Person other than pursuant to an Exempt Transfer. Borrower, the Restricted Subsidiaries and DJ Partners, L.P. shall be permitted to sell or otherwise dispose of any asset other than (a) oil and gas properties, (b) Related Assets, (c) debt and equity securities issued by any Restricted Subsidiary, and (d) Other Borrowing Base Property. Borrower, the Restricted Subsidiaries and DJ Partners, L.P. may sell oil and gas assets, Related Assets and Other Borrowing Base Property; provided, that the aggregate value of all oil and gas properties, Related Assets and Other Borrowing Base Property sold by Borrower, DJ Partners, L.P. and the Restricted Subsidiaries in transactions which are not Exempt Transfers during
(y) the period commencing on April 15, 1996 and continuing until the Periodic Determination scheduled to occur on or around November 1, 1996, and (z) any period between Periodic Determinations commencing with the period between the Periodic Determinations scheduled to occur on or around November 1, 1996, and May 1, 1997 shall not exceed the sum of (i) the greater of (A) $7,500,000, or (B) five percent (5%) of the Recognized Value of all oil and gas properties and Related Assets held by Borrower, the Restricted Subsidiaries and DJ Partners, L.P. as reflected on the most recent Reserve Report and Related Asset Report delivered to the Banks prior to the commencement of such period, plus (ii) the Recognized Value of all proved, developed, producing oil and gas reserves acquired by Borrower and the Restricted Subsidiaries during such period; provided, further, that so long as no Event of Default or Borrowing Base Deficiency then exists or would result therefrom during the period commencing on April 15, 1996, and continuing until the Periodic Determination scheduled to occur on or around November 1, 1996, Borrower and the Restricted Subsidiaries may consummate (i) the sale of an undivided interest of up to forty five percent (45%) in those Rockies Properties described in clause (a) of the definition of Rockies Properties set forth in Section 1.1 hereof, and (b) undivided interests of up to twenty five percent (25%) of all other Rockies Properties; provided, that Borrower shall give each Bank written notice of any proposed sale of Rockies Properties not less than fifteen (15) days prior to the closing of such sale and Required Banks shall be permitted to reduce the Facility A and Facility B Borrowing Bases then in effect pursuant to Section 4.6, (ii) subject to the satisfaction of the conditions set forth in Section 9.2(g), the Patina Contribution, and (iii) the DJ Transactions provided that such DJ Transactions are consummated on or before June 30, 1996. The Recognized Value of all proved, developed, producing reserves acquired by Borrower during any period between Periodic Determinations shall be determined by Borrower; provided that such value shall be subject to verification and adjustment by Required Banks if the value asserted by Borrower exceeds $5,000,000. For purposes of determining compliance with this Section 9.5, the value of oil and gas properties, Related Assets and Other Borrowing Base Property sold for cash shall be the sales price of the properties sold. The value of oil and gas properties sold for consideration other than cash shall be the amount which should be reflected on Borrower's books in accordance with GAAP as "proceeds from the sale of properties." Farmouts of undeveloped properties shall not be considered sales or dispositions for purposes of this Section 9.5 until the farmee earns a right to an assignment of the underlying property."

     1.7. Modification to Section 9.6. Section 9.6 of the Credit Agreement shall be amended to read in its entirety as follows:

          "SECTION 9.6.     Amendments to Material Documents.
Neither Borrower nor any Restricted Subsidiary shall enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, (a) its certificate or articles of incorporation, bylaws or other organizational document other than amendments, modifications and waivers which are not, individually or in the aggregate, material, (b) the First Preferred Stock Designation, the Second Preferred Stock Designation, the First Indenture, the Second Indenture, the Third Indenture or the Convertible Debentures, (c) except as expressly contemplated by the DJ Transaction Documents, the Partnership Agreement, the Intercompany Loan Documents, the Management Agreement, or any other related document (collectively, the "DJ Documents"), (d) the DJ Transaction Documents, or (e) the Patina Transaction Documents other than, in the case of clauses (c), (d) and (e) preceding, amendments, modifications and waivers which are not, individually or in the aggregate material; provided that Borrower shall provide Agent and each Bank written notice of each immaterial amendment, modification or waiver of any DJ Documents, DJ Transaction Documents or Patina Transaction Documents not later than fifteen (15) days after the date Borrower or its Restricted Subsidiary enters into such amendment, modification or waiver specifying in detail the subject thereof.

     1.8. Deletion to Section 10.1. Section 10.1 of the Credit Agreement shall be deleted in its entirety.

     1.9.     Modification of Section 10.4.  Section 10.4 of the
Credit Agreement shall be amended to read in its entirety as follows:

          "SECTION 10.4. Adjusted Consolidated Cash Flow Coverage of Borrower. (a) If as of the last day of any fiscal quarter, through and including March 31, 1996 and thereafter, provided that the Patina Contribution has not occurred, Borrower's Adjusted Consolidated Cash Flow for (i) the fiscal quarter then ending, is less than four percent (4%) of Borrower's Consolidated Total Covered Debt as of such date exclusive of such portion of Consolidated Total Covered Debt with respect to which Exempt Subsidiaries are the only obligors, or
(ii) the period of four (4) fiscal quarters then ending is less than nineteen percent (19%) of Borrower's Consolidated Total Covered Debt as of such date exclusive of such portion of Consolidated Total Covered Debt with respect to which Exempt Subsidiaries are the only obligors, then, in either event, Borrower will, prior to the expiration of the applicable Special Cash Flow Cure Period, reduce the principal balance of the Loans to an amount which would cause Borrower's Adjusted Consolidated Cash Flow for such quarter and period of four (4) fiscal quarters to exceed the percentages set forth herein of Borrower's Consolidated Total Covered Debt as so reduced. Borrower will not be required to comply with this Section 10.4(a) as of the last day of and for any period ending on or after June 30, 1996 if the Patina Contribution has then occurred (in lieu of this Section 10.4(a), Section 10.4(b) shall apply).

          (b) If, as of the end of any fiscal quarter ending on or after September 30, 1996, and provided that the Patina Contribution has been consummated, the aggregate Adjusted Consolidated Cash Flow of Borrower for the period specified in the table below ending on the last day of such fiscal quarter is less than the percentage of Borrower's Consolidated Total Covered Debt set forth opposite the last day of such fiscal quarter in the table below (exclusive of such portion of Consolidated Total Covered Debt with respect to which Exempt Subsidiaries are the only obligors), then Borrower will, prior to the expiration of the applicable Special Cash Flow Cure Period, reduce the principal balance of the outstanding Loans to an amount which would cause Borrower's Adjusted Consolidated Cash Flow for such period to exceed the applicable percentage of Borrower's Consolidated Total Covered Debt as thereby reduced.

Adjusted Consolidated     Quarter Ending      Required Percentage
 Cash Flow Measurement                        of Consolidated
 Period                                       Total Covered Debt
- ---------------------------------------------------------------


Fiscal Quarter Ending     September 30, 1996       4.5%
September 30, 1996


Two Fiscal Quarters       December 31, 1996         9.5%
     ending
December 31, 1996


Three Fiscal Quarters     March 31, 1997             15%
      ending
 March 31, 1997


Period of Four Fiscal    June 30, 1997 or            20%
 Quarters ending         the last day of
 June 30, 1997 or the    any fiscal quarter
 last day of any         thereafter
 Fiscal Quarter
 thereafter

     Borrower shall not be required to comply with this Section
10.4(b) prior to the consummation of the Patina Contribution (in lieu of this Section 10.4(b), Section 10.4(a) shall apply).

     1.10.     Modification of Section 12.3.  Section 12.3 of the
Credit Agreement shall be amended to read in its entirety as follows:

          "SECTION 12.3.     Action by the Agent.  The obligations of
the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article XI. Notwithstanding the administrative authority delegated to the Agent, the Agent shall not, without the prior written approval of all Banks, cause or permit any modification of the Loan Papers which would (a) increase the aggregate Commitments or subject any Bank to any additional obligations, (b) forgive any of the principal or reduce the rate of interest on any Loan or any fees hereunder (c) postpone the date fixed for payment of principal of or interest on any Loan or any fees hereunder including the Facility A Termination Date and/or the Facility B Termination Date, (d) change the percentage of the Commitments except as otherwise provided for in this Agreement or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under Section 14.5 or any other provision of this Agreement, (e) permit Borrower to assign any of its rights hereunder, (f) amend or waive any of the provisions of Section 2.8(b), Section 2.9(b) or Article IV of the definitions contained in
Section 1.1 applicable thereto, or (g) provide for the release or substitution of collateral for the Loans other than releases required pursuant to sales of collateral which are expressly permitted under
Section 9.5 and releases expressly contemplated by Section 5.1(a),
5.4 and 5.5. Subject to the foregoing, the Agent shall make such requests or take such actions in respect of Borrower as the Required Banks shall direct. Further, subject to the foregoing, the Agent shall grant such waivers, consents or approvals in favor of Borrower as the Required Banks shall direct.

     1.11.     Modification of Section 14.5.  Section 14.5 of the
Credit Agreement shall be amended to read in its entirety as follows:

          "SECTION 14.5.     Amendments and Waivers.  Any provision
of this Agreement, the Notes or the other Loan Papers may be amended or waived if, but only if such amendment or waiver is in writing and is signed by Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (a) increase the total aggregate Commitments of the Banks or any subject any Bank to any additional obligation, (b) forgive any of the principal of or reduce the rate of interest on any Loan or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder including the Facility A Termination Date and/or the Facility B Termination Date, (d) change the percentage of the Commitments except as otherwise provided for in this Agreement or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this
Section 14.5 or any other provision of this Agreement, (e) permit Borrower to assign any of its rights hereunder, (f) amend or waive any of the provisions of Section 2.8(b), Section 2.9(b) or Article IV or the definitions contained in Section 1.1 applicable thereto, or
(g) provide for release or substitution of collateral for the Obligations other than releases required pursuant to sales of collateral which are expressly permitted by Section 9.5 hereof and releases expressly contemplated by Sections 5.1(a), 5.4 and 5.5 hereof. Borrower, Agent and each Bank acknowledge that Agent and/or one or more Banks and/or their Affiliate may extend loans or other credit to, or enter into other transactions with, Affiliates of Borrower, including without limitation, Patina and other Unrestricted Subsidiaries of Borrower. Borrower, Agent and each Bank further acknowledge that any decision by Agent or any Bank to enter into any amendment, waiver or consent pursuant hereto shall be made by such Bank or Agent in its sole discretion, and in making any such decision Agent and each such Bank shall be permitted to give due consideration to any credit or other relationship Agent or any such Bank may have with any Affiliate of Borrower, including, without limitation, any credit or other relationship with Patina or any other Unrestricted Subsidiary of Borrower.

     SECTION 2. Amendments Effective Upon Consummation of the earlier of the DJ Transactions or the Patina Contribution. Subject to the satisfaction of each condition precedent set forth in Section 3 hereof, upon the earlier of the consummation of the DJ Transactions or the Patina Contribution, and provided that such transactions and/or contribution are consummated on or before June 30, 1996, the Credit Agreement shall be automatically amended without the necessity of any further act by Borrower, Agent or any Bank to (a) delete the following definitions (the "DJ Partners Defined Terms") from Section
1.1 of Article I of the Credit Agreement: "DJ Partners, L.P.," "DJ Project Model," "Intercompany Loan," "Intercompany Loan Documents," "Management Agreement," and "Partnership Agreement," and (b) delete each reference in the Credit Agreement and the other Loan Papers to each DJ Partners Definition, such that, from and after the consummation of the DJ Transactions, each provision of the Credit Agreement shall be read and interpreted without giving effect to DJ Partners Defined Terms.

     SECTION 3. Conditions Precedent to Effectiveness of Amendments. The amendments to the Credit Agreement contained in Section 1 and 2 of this Fourth Amendment shall be effective only upon the satisfaction of each of the conditions set forth in this Section 3 (and, in the case of the amendments set forth in Section 2, the further condition that the DJ Transactions shall have been consummated on or before June 30, 1996). If each condition set forth in this Section 3 has not been satisfied by the Effective Date, this Fourth Amendment and all obligations of the Banks and Agent contained herein shall, at the option of Majority Banks, terminate.

     3.1 Execution and Delivery. Borrower and each Bank shall have executed a counterpart hereof and delivered the same to the Agent or, in the case of any Bank as to which an executed counterpart hereof shall not have been so delivered, the Agent shall have received written confirmation by telecopy or other similar writing from such Bank of execution of a counterpart hereof by such Bank.

     3.2 Corporate Existence and Authority. Borrower shall have delivered to Agent such resolutions, certificates and other documents as Agent shall request relative to the authorization, execution and delivery by Borrower of this Fourth Amendment.

     3.3 Certificate Regarding Representations and Warranties. Borrower shall have delivered to Agent a certificate of its vice president of finance, chief financial officer or chief accounting officer certifying that each representation and warranty contained in
(a) the Credit Agreement, (b) this Fourth Amendment, and (c) each of the other Loan Papers is true and correct and will be true and correct after giving effect to the amendments contained in Section 1 hereof.

     3.4 Legal Opinion. The Agent shall have received a favorable legal opinion addressed to all of the Banks in form and substance satisfactory to the Agent.

     SECTION 4. Representations and Warranties of Borrower. To induce the Banks and Agent to enter into this Fourth Amendment, Borrower hereby represents and warrants to Agent as follows:

     4.1. Accuracy of Existing Representations and Warranties. Each representation and warranty of Borrower contained in the Credit Agreement and the other Loan Papers is true and correct on the date hereof and will be true and correct after giving effect to the amendments set forth in Section 1 hereof.

     4.2. No Conflicts. The execution, delivery and performance by Borrower of this Fourth Amendment are within the Borrower's corporate powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any Material Agreement binding upon Borrower or the Subsidiaries of Borrower or result in the creation or imposition of any Lien upon any of the assets of Borrower or the Subsidiaries of Borrower except Permitted Encumbrances.

     4.3. Validity and Enforceability. This Fourth Amendment constitutes the valid and binding obligation of Borrower enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

     4.4. DJ and Patina Transaction Documents. Borrower has provided Agent and each Bank with a true and correct copy of (a) all material DJ Transaction Documents, including, without limitation, the DJ Dissolution Agreement and each of the DJGI Purchase Agreements, and (b) all material Patina Transaction Documents, including, without limitation, the Patina Merger Agreement and the Patina Ancillary Documents. No rights or obligations of any party to any of the DJ Transaction Documents or any of the Patina Transaction Documents have been waived and no party to any of the DJ Transaction Documents or Patina Transaction Documents is in default of its obligations thereunder. Each of the DJ Transaction Documents and the Patina Transaction Documents is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and effect except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

     4.5. SWAT Properties. As of the date hereof, SWAT does not hold legal or beneficial title to any assets other than (a) assets comprising part of the Business (as such term is defined in the Patina Merger Agreement), and (b) rights under the DJ Transaction Documents.

     4.6. Investments in Patina and Subsidiaries. As of the date hereof, Borrower's and its Restricted Subsidiaries' Investments in Patina and in Subsidiaries of Patina consist solely of (a) contributions of capital in the minimum amount necessary to permit Patina to conduct business in accordance with applicable law, and (b) advances to or on behalf of Patina to pay transaction costs related to the Patina Contribution and the other transactions contemplated by the Patina Merger Agreement, which advances do not exceed, in the aggregate, $2,000,000.

     4.7. Investments in Gerrity. As of the date hereof, neither Borrower nor any of its Restricted Subsidiaries has made any Investment in Gerrity or any Subsidiary of Gerrity.

     SECTION 5. Covenants Regarding Investments in Patina and Gerrity. From and after the date of this Agreement until consummation of the Patina Contribution, notwithstanding any contrary term or condition set forth in the Credit Agreement or any other Loan Paper, Borrower shall not, and shall not permit any Restricted Subsidiary to, make any Investment in SWAT, Patina, Gerrity or any of their respective Subsidiaries other than (a) advances made to or on behalf of Patina to pay transaction costs related to the Patina Contribution and the other transactions contemplated by the Patina Merger Agreement, which advances shall not exceed, in the aggregate (including all such advances previously made) $6,000,000, and (b) Investments in Patina necessary to cause Patina's working capital to equal the amounts required by Section 7.23 of the Patina Merger Agreement.

     SECTION 6. Agreements Regarding Prior Draft of Fourth Amendment. Reference is hereby made to that certain Letter Agreement dated March 12, 1996, by and among Borrower, Agent and Banks pursuant to which the Banks consented to the consummation of the DJ Transactions (the "DJ Consent Letter"). Pursuant to the DJ Consent Letter, Borrower and Banks agreed, upon the consummation of the DJ Transactions, to enter into a this Fourth Amendment to Credit Agreement substantially in the form attached as Exhibit A thereto (the "Prior Draft Fourth Amendment"). Borrower, Agent and each Bank agree that this Fourth Amendment supersedes the DJ Consent Letter and the Prior Draft Fourth Amendment in their entirety, and the agreements of Borrower, Agent and Banks set forth in the DJ Consent Letter, including, without limitation, the agreements to enter into the Prior Draft Fourth Amendment are hereby rescinded in their entirety.

     SECTION 7.     Miscellaneous.

     7.1 No Defenses. Borrower hereby represents and warrants to the Banks that there are no defenses to payment, counterclaims or rights of set-off with respect to the Loans existing on the date hereof.

     7.2 Reaffirmation of Loan Papers; Extension of Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Papers shall, except as amended and modified hereby, remain in full force and effect. Borrower hereby extends the Liens securing the Obligations until the Obligations have been paid in full, and agrees that, except as expressly provided herein, the amendments and modifications herein contained shall in no manner affect or impair the Obligations or the Liens securing payment and performance thereof.

     7.3 Parties in Interest. All of the terms and provisions of this Fourth Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     7.4 Legal Expenses. Borrower hereby agrees to pay on demand all reasonable fees and expenses of counsel to Agent incurred by Agent, in connection with the preparation, negotiation and execution of this Fourth Amendment and all related documents and the closing of the transactions contemplated hereby.

     7.5 Counterparts. This Fourth Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Fourth Amendment until all parties have executed a counterpart. Facsimiles shall be effective as originals.

     7.6 Complete Agreement. THIS FOURTH AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     7.7 Headings. The headings, captions and arrangements used in this Fourth Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Fourth Amendment, nor affect the meaning thereof.


(Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their respective authorized officers on the date and year first above written.

                                   BORROWER:

                                   SNYDER OIL CORPORATION,
                                   a Delaware corporation


                                   By: /s/ James H. Shonsey
                                   Its: Vice President

                                   AGENT:

                                   NATIONSBANK OF TEXAS, N.A.


                                   By:/s/ E. Murphy Markham
                                   Its: Vice President


                                   BANKS:

                                   NATIONSBANK OF TEXAS, N.A.


                                   By:/s/ J. Scott Fowler
                                   Its: Vice President


                                   TEXAS COMMERCE BANK
                                   NATIONAL ASSOCIATION


                                   By:/s/ Tim Perry
                                   Its: Senior Vice President


                                   BANK ONE, TEXAS, N.A.


                                   By: Brad Bartek
                                   Its: Vice President


                                   WELLS FARGO BANK, N.A.


                                   By: /s/ Chad Kirkham
                                   Its: Vice President



     To induce Agent and each Bank to enter into this Fourth Amendment, the undersigned, each a Restricted Subsidiary of Borrower, jointly and severally (a) consent and agree to the execution, delivery and effectiveness of this Fourth Amendment, (b) ratify and confirm that all guarantees and assurances granted, conveyed or otherwise provided to Agent or any Bank under the Loan Papers -- as they may have been renewed, increased, extended, restated or replaced
- -- are not released, diminished, impaired, reduced, or otherwise adversely affected by this Fourth Amendment and continue to guarantee and assure the full payment and performance of all present and future Obligations as renewed, increased, extended, restated or replaced pursuant to this Fourth Amendment or as the same may hereafter be renewed, increased, extended, restated or replaced, (c) agree to perform such acts and duly authorize, execute, acknowledge and deliver such additional guarantees, assurances and other documents, instruments and agreements as Agent may reasonably deem necessary or appropriate in order to create, perfect, preserve and protect those guarantees and assurances, and (d) waives notice of acceptance of this consent and agreement, which consent and agreement binds the undersigned and their successors and assigns and inures to Agent, the Banks, and their respective successors and assigns.


                              SOCO Holdings, Inc.


                              By:/s/ Peter E. Lorenzen
                              Its: Vice President

                             Mexican Flats Service Company, Inc.

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President


                             Western Transmission Corporation

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President


                             Wyoming Gathering and Production Company

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President


                             Snyder Acquisition Corporation

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President

                             Snyder Gas Marketing, Inc.

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President


                             Institutional Services, Inc.

                             By: /s/ David W. Hays
                             Its: President

                             SOCO Thomasville Inc.

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President

                             SOCO Wattenberg Corporation

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President

                             SOCO California Properties, Inc.

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President

                             SOCO Technologies, Inc.

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President

                             Snyder Fluid Technologies, Inc.

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President

                             SOCO Gas Systems, Inc.

                             By:/s/ Peter E. Lorenzen
                             Its: Vice President